Exhibit 5.1
[Letterhead of Thompson Hine LLP]
August 7, 2007
National Interstate Corporation
3250 Interstate Drive
Richfield, Ohio 44286-9000
Re: National Interstate Corporation Registration Statement on Form S-8 – National Interstate
Savings and Profit Sharing Plan
Ladies and Gentlemen:
     National Interstate Corporation (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 250,000 common shares, $0.01 par value per share, of National Interstate Corporation (“Common Shares”) to be issued from time to time pursuant to the terms of the National Interstate Savings and Profit Sharing Plan (the “Plan”).
     Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.
     In rendering this opinion, we have examined (a) the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations of the Company, (b) the Plan and (c) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:
     (1) The Company is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.
     (2) When issued pursuant to the Plan, the Common Shares that are the subject of the Registration Statement will be legally issued, fully paid, and non-assessable.
     We hereby consent to the use and filing of this opinion in connection with the Registration Statement.
Very truly yours,
/s/ Thompson Hine LLP